Exhibit 99.1

Jasper Therapeutics Reports Second Quarter 2022 Financial Results and Provides a Corporate Update

-	First patient dosed in a sponsored trial of JSP191 conditioning in patients with Fanconi Anemia

-	On schedule to initiate a registrational study in AML in the first quarter of 2023

-	On schedule to initiate a new study of JSP191 as a therapeutic in second-line therapy for lower-risk, transplant ineligible MDS patients later this year

REDWOOD CITY, Calif., August 12, 2022 - Jasper Therapeutics, Inc. (Nasdaq: JSPR), a biotechnology company focused on developing multiple new therapies for the field of stem and cellular medicine, today announced second quarter 2022 financial results and provided a corporate update.

“During our second quarter, we continued to advance multiple clinical programs for our anti-CD117 monoclonal antibody, JSP191, announcing the first patient enrolled in a trial in Fanconi Anemia, advancing our new registration trial in older patients with AML and MDS, advancing our new trial as a therapeutic agent in lower-risk transplant ineligible MDS patients and making progress on a potential BLA filing for the SCID re-transplant population,” said Ronald Martell, President, and CEO of Jasper Therapeutics. “There is a compelling need for a new agent targeting hematopoietic stem cells with enhanced disease control and minimal toxicities. Based on the encouraging data in older patients with AML or MDS we presented earlier this year at the Transplantation & Cellular Therapy (TCT) annual meeting showing direct depletion of diseased stem and progenitor cells, successful donor transplant, reduction or elimination of minimal residual disease, as well as positive feedback from the FDA, we believe we have a clear path forward to initiate a registrational study of JPS191 for transplant eligible, older AML patients. We also believe that this data shows that JSP191 has the potential to be used as a therapeutic agent in patients with low to intermediate risk MDS who are not eligible for stem cell transplant and plan to initiate a clinical study later this year. JSP191 has the potential to significantly improve stem cell disease control and transplantation, and we are hopeful that our progress will lead to a major step forward in providing a new therapy for patients across a spectrum of stem cell-related diseases.”

Second Quarter 2022 and Recent Highlights:

●	Announced Treatment of First Patient in Study of JSP191 Conditioning in Patients with Fanconi Anemia: The first patient in the sponsored research of the Center for Definitive and Curative Medicine (CDCM) at the Stanford University School of Medicine for the study of JPS191 as a conditioning agent in the treatment of Fanconi Anemia was dosed in May. In accordance with the sponsored research agreement, Stanford Medicine is conducting a Phase 1/2 clinical trial (NCT04784052) utilizing JSP191 to treat Fanconi Anemia patients in bone marrow failure requiring allogeneic transplant with non-sibling donors.

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●	Continued progress on the registrational study of JSP191 in older, transplant-eligible patients with MDS or AML: Jasper held a Type B meeting with the FDA during which a review of the trial comparator arm, population, size, statistical assumptions, and primary endpoints were discussed. The Company agreed with the FDA to submit a trial protocol that will allow a potential initiation of registrational studies in either myelodysplastic syndromes (MDS) or acute myeloid leukemia (AML) patients undergoing stem cell transplant. The Company is finalizing the MDS / AML protocol details and plans to submit to the FDA in the coming months.

Upcoming clinical and corporate milestones:

●	Initiate a new study of JSP191 as second-line therapy for transplant ineligible patients with low to intermediate risk MDS expected to start in the second half of 2022

●	Initiate the registrational study of JSP191 in MDS or AML patients undergoing stem cell transplant in the first quarter of 2023 with the initial focus on the AML population

Second Quarter 2021 Financial Results

Cash and Cash Equivalents: Cash and cash equivalents as of June 30, 2022 were $60.8 million compared to $84.7 million as of December 31, 2021. The Company expects current cash and cash equivalents to be sufficient to fund its planned operating and capital expenditures through early 2023.

Research and Development (“R&D”) Expenses: R&D expenses for the quarter ended June 30, 2022 were $8.1 million compared to $5.2 million for the corresponding quarter in 2021. The increase of $3.0 million was primarily due to additional costs associated with advancing our clinical trials, higher research spending and employee-related costs, including stock-based compensation expenses following recent hirings to support the ongoing development of our product candidates.

General and Administrative (“G&A”) Expenses: G&A expenses for the quarter ended June 30, 2022 were $3.8 million compared to $3.3 million for the quarter ended June 30, 2021. The increases were primarily related to professional fees, employee compensation-related expenses, including stock-based compensation, supporting the growth in our operations and costs associated with our status as a public company.

Net Loss: Net loss for the quarter ended June 30, 2022 was $10.4 million compared to a net loss of $8.4 million for the corresponding quarter in 2021. Net loss for the quarter ended June 30, 2022 includes income recognized from the decrease in fair values of common stock warrant liability of $0.8 million and earnout liability of $0.6 million.

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About JSP191

JSP191 is a humanized monoclonal antibody that blocks stem cell factor receptor signaling leading to the clearance of hematopoietic stem and progenitor cells from the bone marrow. JSP191 is in clinical development as a stem cell transplant conditioning agent where it helps create an empty space for the donor or gene-corrected transplanted stem cells to engraft. While hematopoietic cell transplantation can be curative for patients, its use is limited because standard high-dose myeloablative conditioning is associated with severe toxicities and standard low-dose conditioning has limited efficacy. To date, JSP191 has been evaluated in more than 90 healthy volunteers and patients. Three clinical trials for myelodysplastic syndromes (MDS)/ acute myeloid leukemia (AML), severe combined immunodeficiency (SCID) and Fanconi anemia (FA) undergoing allogeneic transplant are currently enrolling. JSP191 is also planned to enter clinical development as a second-line therapeutic in transfusion-dependent, lower risk MDS patients to preferentially drive recovery of healthy hematopoietic stem cells in order to help restore normal hematopoiesis.

About Jasper Therapeutics

Jasper Therapeutics is a biotechnology company focused on the development of novel curative therapies based on the biology of the hematopoietic stem cell. The company is advancing two potentially groundbreaking programs. JSP191, an anti-CD117 monoclonal antibody, is in clinical development as a conditioning agent that clears hematopoietic stem cells from bone marrow in patients undergoing hematopoietic cell transplantation. It is designed to enable safer and more effective curative allogeneic hematopoietic cell transplants and gene therapies. Clinical study of JSP191 as a novel, disease-modifying, therapeutic for patients with lower risk MDS is also planned to begin in the second half of 2022. In parallel, Jasper Therapeutics is advancing its preclinical mRNA hematopoietic stem cell grafts platform, which is designed to overcome key limitations of allogeneic and autologous gene-edited stem cells grafts. Both innovative programs have the potential to transform the field and expand hematopoietic stem cell therapy cures to a greater number of patients with life-threatening cancers, genetic diseases and autoimmune diseases than is possible today. For more information, please visit us at jaspertherapeutics.com.

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Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the potential initiation of a registrational study of JSP191 in older, transplant-eligible patients with AML or MDS, the potential for JSP191 to significantly improve transplantation and its safety and efficacy, the potential for JSP191 to address the limitations of transplant conditioning, the Company’s plans to submit a trial protocol to the FDA for registrational studies of JSP191 in either MDS or AML patients undergoing stem cell transplant, the potential initiation of a new study of JSP191 as a second-line therapy for transplant ineligible patients with low to intermediate risk MDS, the expected timing for initiating clinical studies and trials and the Company’s expectations regarding its cash and cash equivalents and planned operating and capital expenditures. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Jasper Therapeutics and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Jasper Therapeutics. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions; the risk that the potential product candidates that Jasper Therapeutics develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Jasper Therapeutics’ product candidates; the risk that clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; the risk that Jasper Therapeutics will be unable to successfully market or gain market acceptance of its product candidates; the risk that prior study results may not be replicated; the risk that final study data may not be consistent with preliminary study data; the risk that Jasper Therapeutics’ product candidates may not be beneficial to patients or successfully commercialized; the risk that Jasper Therapeutics has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; the effects of competition on Jasper Therapeutics’ business; the risk that third parties on which Jasper Therapeutics depends for laboratory, clinical development, manufacturing and other critical services will fail to perform satisfactorily; the risk that Jasper Therapeutics’ business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic; the risk that Jasper Therapeutics will be unable to obtain and maintain sufficient intellectual property protection for its investigational products or will infringe the intellectual property protection of others and other risks and uncertainties indicated from time to time in Jasper Therapeutics’ public filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or Jasper Therapeutics’ assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Jasper Therapeutics does not presently know, or that Jasper Therapeutics currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. While Jasper Therapeutics may elect to update these forward-looking statements at some point in the future, Jasper Therapeutics specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Jasper Therapeutics’ assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:

John Mullaly (investors)

LifeSci Advisors

617-429-3548

jmullaly@lifesciadvisors.com

Jeet Mahal (investors)

Jasper Therapeutics

650-549-1403

jmahal@jaspertherapeutics.com

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JASPER THERAPEUTICS, INC.

  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses
Research and development(1)	$8,135	$5,156	$16,323	$9,576
General and administrative(1)	3,828	3,262	8,418	5,096
Total operating expenses	11,963	8,418	24,741	14,672
Loss from operations	(11,963)	(8,418)	(24,741)	(14,672)
Change in fair value of earnout liability	625	—	5,218	—
Change in fair value of common stock warrants liability	845	—	6,895	—
Change in fair value of derivative liability	—	—	—	(3,501)
Other income, net	89	4	17	5
Total other income (expense), net	1,559	4	12,130	(3,496)
Net loss and comprehensive loss	$(10,404)	$(8,414)	$(12,611)	$(18,168)
Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(4.00)	$(0.35)	$(8.89)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	36,397,822	2,104,899	36,353,509	2,043,247

(1)	Amounts include non-cash stock based compensation expense as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Research and development	$585	$166	$807	$365
General and administrative	480	129	1,036	257
Total	$1,065	$295	$1,843	$622

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JASPER THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$60,814	$84,701
Prepaid expenses and other current assets	2,472	3,130
Total current assets	63,286	87,831
Property and equipment, net	4,016	3,686
Operating lease right-of-use assets	2,070	1,147
Restricted cash	417	345
Other non-current assets	577	645
Total assets	$70,366	$93,654

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,997	$3,919
Current portion of operating lease liabilities	784	505
Accrued expenses and other current liabilities	2,841	3,596
Total current liabilities	6,622	8,020
Non-current portion of operating lease liabilities	3,234	2,380
Common stock warrant liability	455	7,350
Earnout liability	525	5,743
Other non-current liabilities	749	643
Total liabilities	11,585	24,136

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	4	4
Additional paid-in capital	138,838	136,964
Accumulated deficit	(80,061)	(67,450)
Total stockholders’ equity	58,781	69,518
Total liabilities and stockholders’ equity	$70,366	$93,654

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